Issuer Free Writing Prospectus, dated April 11, 2012
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated March 30, 2012
Registration No. 333-180051

FIBRIA CELULOSE S.A.

86,000,000 Common Shares

Including Common Shares in the Form of American Depositary Shares

The timetable below relates to the offering of the common shares described above and should be read together with (i) the preliminary prospectus supplement dated March 30, 2012  (the “Preliminary Prospectus Supplement”), as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (ii) the related base prospectus dated March 12, 2012, included in the Registration Statement (File No. 333-180051) (the “Registration Statement”), in each case, including the documents incorporated by reference therein. The following timetable updates the information contained in the Preliminary Prospectus Supplement.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Following the publication on April 9, 2012 of an article in Portuguese in the Brazilian newspaper Valor Econômico (an English version of which was made available by Valor Econômico on its password-required website), Fibria Celulose S.A. (“Fibria”) has adjusted the timetable for the global offering included in the Preliminary Prospectus Supplement, as follows:

Expected timetable for the global offering (subject to change):

Commencement of marketing of the global offering	March 30, 2012
Announcement of offer price	April 24, 2012
Allocation of common shares and ADSs	April 25, 2012
Settlement and delivery of common shares and ADSs	April 30, 2012

Investors should rely only on the information included in the Registration Statement and the Preliminary Prospectus Supplement, as updated by the timetable above.  Exhibit 1 is not part of, and should not be deemed to update, the information included in the Registration Statement and the Preliminary Prospectus Supplement and should not be relied on by investors.  Fibria has not authorized anyone to provide you with any information that is different from, or additional to, that contained in the Registration Statement and the Preliminary Prospectus Supplement, as updated by the timetable above.

Fibria has filed a registration statement (including a prospectus dated March 12, 2012 and a preliminary prospectus supplement dated March 30, 2012) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents relating to this offering that Fibria has filed with the SEC for more complete information about Fibria and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Fibria, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the preliminary prospectus supplement and this free writing prospectus if you so request by calling BofA Merrill Lynch at 1-866-500-5408 or Itau BBA at 1-212-710-6785.